                                                               Exhibit 10.10

                             AT&T/YURIE AGREEMENT
                                  No. SA-001

                                    between

                                  AT&T Corp.
                      Government Markets/Defense Markets

                                      and

                              Yurie Systems, Inc.
        (formerly Integrated Systems Technology, Incorporated or "IST")


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     This Agreement (hereinafter "Agreement") originally made and entered into on 18 August 1995 and restated and amended on the 4th day of December, 1996 by and between AT&T Corp., a New York corporation, through and on behalf of its Government Markets/ Defense Markets organization, having an office at 2020 K Street, NW, Washington, DC 20006 (hereinafter "AT&T"), and Yurie Systems, Inc. (hereinafter "Yurie"), a Delaware corporation, having an office at 4601 Presidents Drive, Suite 210, Lanham, Maryland 20706.

     WHEREAS, Yurie has designed and developed certain Asynchronous Transfer Mode (ATM) switches in two generations--Limitless Data Rate Series 100 (LDR100) and Limitless Data Rate Series 200 (LDR200);

     WHEREAS, AT&T has expressed its interest previously and continues to be interested in evaluating such designs for the purpose of obtaining exclusive marketing rights to the Government Markets; and,

     WHEREAS, Yurie is desirous of granting to AT&T such rights under the terms agreed to herein.

     NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

                            ARTICLE I - DEFINITIONS

     ATM means Asynchronous Transfer Mode.

     Confidential Information means information disclosed by a Party in tangible form marked "Proprietary" or "Confidential" or disclosed orally and subsequently reduced to a summary writing so marked which the disclosing Party does not wish disclosed to others.

     Government Markets means the U.S. Federal, State and Local governments; contractors performing Government missions; NATO Governments and foreign governments acting in concert with the U. S. Federal Government (including Foreign Military Sales as administered by the U. S. Government). The term "Government Markets" shall not include schools and educational institutions.

     Intellectual Property means all intellectual property rights throughout the world including all copyrights (including, without limitation, the right to reproduce, prepare derivative works, distribute copies of, display and perform the copyrighted work), rights in inventions (whether or not patentable), patents, patent applications, mask work rights, trade secrets, know-how and other intellectual property.

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     Yurie Intellectual Property means intellectual property created by or for
Yurie which is embodied in the LDR100 and/or LDR200 ATM switches or the manufacture thereof.

     Joint Invention means an invention made by one or more of each Party's employees or agents jointly with one or more of the other Party's employees or agents, which invention was first conceived or actually reduced to practice during the term of this Agreement or during one (1) year after termination or expiration of this Agreement.

     LDR100 means an ATM switch having the functionality described in Exhibit A attached hereto.

     LDR200 means an ATM switch, of the current and future designs, upgrades, features and functionalities, having a high capacity ATM access platform designed for large-scale deployment in end-user and central office applications with at least those features and functions made available by Yurie to their commercial customers. The functionality to be contained in the LDR200 is described in Exhibit B attached hereto. Such switch shall include, at a minimum, chassis, power supply, CPU card, timing card, I/O boards, firmware for all cards, appropriate system software and a User Manual.

     Subsidiary of a company means a corporation or other legal entity ( i ) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or ( ii ) which does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a SUBSIDIARY of such company only as long as such control or ownership and control exists.

     Technical Information means all software and other works of authorship including but not limited to schematics, drawings, manufacturing information, know-how, trade secrets and technical data operations manuals, maintenance and testing procedures of Yurie directed to or otherwise specifically related to the LDR100 and/or the LDR200 ATM switches.


              ARTICLE II - FURNISHING OF PRODUCTS AND INFORMATION

2.01  Furnishing Products

     As consideration for (AT&T PROPRIETARY - INFORMATION WITHDRAWN), Yurie has delivered ten (10) LDR100 ATM switches to AT&T. AT&T now owns the entire right, title and interest to such ATM switches and has an unrestricted right to use such switches and to pass on to its customers and their successors in title a similar right to use.

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2.02 Furnishing Information

     a. In accordance with a mutually agreed upon schedule, Yurie shall deliver all Technical Information to AT&T at AT&T's facility at 101 Crawfords Corner Road, Holmdel, New Jersey 07733. With the delivery of Technical Information, AT&T shall also be furnished a list which identifies the Technical Information delivered. AT&T shall promptly notify Yurie of any inaccuracies believed present in the list. All information specified on said list shall be deemed to be a part of the Technical Information with the following qualification:
Within thirty (30) days after receipt of the list, AT&T shall give Yurie written notice specifying particular information identified therein which was not actually received, such specified information shall be deemed deleted from the list until such information is actually received by AT&T. The requirements of this paragraph have been complied with accordingly.

     b. Yurie shall also furnish AT&T with copies of all issued patents and pending patent applications owned by Yurie which disclose inventions embodied in (or to be embodied in) the LDR100 and/or LDR200 ATM switches or Yurie's Technical Information. AT&T agrees to treat such pending patent applications as Confidential Information in accordance with Article I.

     c. Section 2.02a. does not apply to any Technical Information previously furnished for limited use to AT&T. Any and all such previously furnished information shall be deemed to be subject to this Agreement as of 18 August 1995.

2.03 U.S. Export Control

     Each Party hereby assures the other that it does not intend to and will not knowingly, without the prior written consent, if required, of the Bureau of Export Administration of the U.S. Department of Commerce, Washington, D.C. 20230, United States of America, transmit directly or indirectly:

     (i)   the Technical Information; or
     (ii) any immediate product (including processes and services) produced directly by the use of the Technical Information; or
     (iii) any commodity produced by such immediate product if the immediate product of the Technical Information is a plant capable of producing a commodity or is a major component of such plant;

to (1) Haiti, Iran, Iraq, the People's Republic of China, Syria, Yugoslavia, or to any Group Q, S, Y or Z country specified in Supplement No. 1 to Part 770 of the Export Administration Regulations issued by the U.S. Department of Commerce or (2) any national or resident of the foregoing countries. As of June 1, 1994, those country groups consist of the following: Albania, Armenia, Azerbaijan, Belarus, Bulgaria, Cambodia, Cuba, Estonia, Georgia, Kazakhstan,

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Kyrgystan, Laos, Latvia, Libya, Lithuania, Mongolia, North Korea, Romania,
Russia, Tajkistan, Turkmenistan, Ukraine, Uzbekistan, and Vietnam. In addition, if the immediate product of the Technical Information is a plant or a major component of a plant, each Party hereby assures the other than any and all requirements of the Export Administration Regulations (including obtaining necessary assurances or licenses) will be satisfied with respect to any controlled commodity produced by such plant.

2.04 Grant to AT&T

     a. Yurie grants to AT&T, for itself and its Subsidiaries, a right to use Yurie Intellectual Property and Technical Information furnished for the purpose of product evaluation, along with sales and marketing effort for the LDR100 and/or the LDR200 ATM switch design as mutually agreed. AT&T is, as an attribute of such right, hereby authorized to furnish such information to its Subsidiaries.

     b. As of the effective date and for the duration of Phase I or such other time as mutually agreed to elsewhere in this Agreement, Yurie grants to AT&T an exclusive license to sell or lease the LDR100 switches and provide services based on this product in the Government Markets.

2.05 Sales Support Obligations of AT&T

     a. AT&T Government Markets will refer all orders for, or requests for information about, the LDR100/200 from customers or potential customers, other than customers in the Government Markets, to Yurie. AT&T Government Markets will, at Yurie's request, continue to provide support to Yurie sales personnel for any such referred customer or potential customer.

     b. AT&T Government Markets will advise AT&T commercial account managers about Yurie and the availability and capabilities of the LDR100/200 on a regular basis, including distributing information and updates supplied by Yurie to such account managers. At Yurie's reasonable request AT&T Government Markets will distribute internal marketing messages to, or support product demonstrations for, AT&T non-Government Markets staff.

     c. AT&T Government Markets will support Yurie's commercial sales efforts by arranging site visits to AT&T Government Markets customers for Yurie customers, where approved by the AT&T Government Markets customer.


                           ARTICLE III - THE PROJECT

3.01  General

     It is contemplated that the project will be undertaken in two phases, namely Phase I and Phase II, AT&T having exercised its option to proceed with Phase II accordingly herein.

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3.02 Phase I

     a. During Phase I, AT&T will evaluate the Technical Information and LDR100 to verify the LDR100's ability to perform the functionality set forth in Exhibit A.

     b. AT&T expects that the technical evaluation will be completed by the latter of:

     (i) the end of October, 1995; or
     (ii) two months after delivery to AT&T of operational versions of the "up grade" cards that will support voice compression and a frame relay interface for the LDR100.

     c. During Phase I, Yurie agrees not to seek, participate in, or enter into licensing activities for LDR100 and/or LDR200 Yurie Intellectual Property and/or Technical Information with any other party and will maintain the details of this Agreement in confidence unless otherwise agreed to in writing by AT&T.

     d. Phase I will end upon the latter of six (6) months from 18 August 1995 or two (2) months after delivery of "upgrade" cards per Section 3.02(b)(ii).

     e. AT&T will purchase fifty (50) LDR100 ATM switches and 125 circuit cards from Yurie at an average cost of (AT&T PROPRIETARY - INFORMATION WITHDRAWN), for a total cost of (AT&T PROPRIETARY - INFORMATION WITHDRAWN). Such switches will be purchased under a separate purchase order from AT&T.

     f. Yurie agrees to sell to AT&T additional LDR100 ATM switches of similar configuration to those acquired in Section 3.02e above at approximately (AT&T PROPRIETARY - INFORMATION WITHDRAWN).

     g. The Parties acknowledge and agree that Phase I was completed on or before March 16, 1996.

3.03 Phase II

     a. AT&T will evaluate the placement of the LDR200 in the network and the functionality of the LDR200 with respect to the U.S. Department of Defense's deployable requirements.

     b. Yurie will continue the development and initial production of the LDR200 to meet the technical functionality set forth in Exhibit B and interoperate with InterSpan.

     c.  First Article Testing (AT&T) - Thirty (30) days prior to the
         ----------------------------
scheduled initial release of new products not described on Exhibit B, first article testing will commence upon receipt by AT&T from Yurie of three (3) fully conforming units configured in accordance with all features

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scheduled for initial release. AT&T will have thirty (30) days in which to test the features in order to determine whether or not all functional and performance parameters, as mutually agreed to by Yurie and AT&T, have been met. Testing by AT&T will be considered successfully completed when the first article LDR200 units furnished exhibit all agreed-upon functionalities. Upon successful completion of the testing, AT&T shall provide Yurie a written notice of successful completion. In the event that AT&T, in good faith, determines that the units furnished fail to exhibit all the agreed-upon functionalities, AT&T shall provide Yurie a written notice to that effect, specifying, with particularity, the respects in which AT&T deems the units deficient, and Yurie shall use its best efforts in which to cure such deficiencies. In the event that Yurie is unable to, or fails to, cure identified deficiencies within ninety (90) days from receipt of AT&T's written notice, AT&T shall be entitled to cancel any outstanding purchase orders for such items without penalty. In the event that AT&T does not provide Yurie with either a notice of successful completion or a notice of deficiency within 30 days of delivery of the units for evaluation, the evaluation will be deemed successfully completed.

     d.  Acceptance Testing - AT&T reserves the right to perform acceptance
         ------------------
testing on any hardware, firmware and software for the LDR200 switch that are the subject of purchase orders by AT&T to determine conformance to specifications and requirements under this Agreement. Acceptance testing will begin with delivery to AT&T of product pursuant to issued purchase orders. AT&T will have thirty (30) days from receipt of such product to perform acceptance testing. In the event that items fail to pass acceptance testing, AT&T shall have the option to return such items to Yurie for replacement or refund of any monies paid. In the event AT&T returns items for replacement and Yurie fails to replace such nonconforming items within forty-five (45) days, then in addition to any credited or refunded amounts to which AT&T shall be entitled, the guaranteed purchase obligations of AT&T in subsection h. below shall be reduced by said amounts. In the event that AT&T does not provide Yurie with a notice of non-conformance of product within 30 days of delivery, the product will be deemed to have successfully completed acceptance testing.

     e. AT&T will perform after-sale support functions (including network management) as customary in the industry for the LDR200 throughout the world, on terms and at rates agreed by AT&T and Yurie.

     f. Yurie hereby grants to AT&T an exclusive right to market and sell the LDR100 and LDR200 in Government Markets during the term of this Agreement. Yurie will refer all orders for, or requests for information about, the LDR100/200 from customers or potential customers in the Government Markets to AT&T.

     g. Upon receipt of duly authorized purchase orders from AT&T Corp., Government Markets/Defense Markets organization and acceptance by Yurie, Yurie will sell LDR200 switches to AT&T at (AT&T PROPRIETARY - INFORMATION WITHDRAWN).

     h.  AT&T shall guarantee LDR200 purchases of $6,500,000 (U.S.) for CY1996,

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$10,000,000 (U.S.) for CY1997 and $10,000,000 (U.S.) for CY1998.

3.04 Intellectual Property-Prior and Sole Inventions

     a. All right, title and interest in and to inventions conceived or first reduced to practice and patents existing prior to 18 August 1995 shall remain vested in the Party which conceived, created, developed or patented it or first reduced it to practice.

     b. All right, title and interest in and to inventions conceived, created or developed or first reduced to practice as a result of work performed under this Agreement clearly and independently by one Party only, and not jointly by the Parties, shall be owned by the Party which conceived it or first reduced it to practice. Either Party may file patent applications for inventions conceived or made by its employees or agents as a result of work performed under this Agreement, if those inventions are made clearly and independently, as determined by any reasonable person, by employees or agents of one Party only and not made jointly with employees or agents of the other Party, but neither Party shall be required to file such patent applications, secure any patent or maintain any patent.

3.05 Patent Applications and Patents on Joint Inventions

     The provisions of this Section 3.05, shall apply with respect to any Joint Invention.

     (i) The Parties shall mutually agree (a) on the proper method of protection (e.g., patent, trade secret, etc.) for Joint Inventions, (b) the country(ies) where patent applications are to be filed and (c) the Party who is to file such application(s) in such country(ies), subject to Sections 3.05(ii) and (iii) hereof.

     (ii) The expenses for preparing, filing and prosecuting each application, and for issue of the respective patents, shall be borne by the Party which prepares and files the application, except that expenses associated with official patent office fees, taxes, annuities and translation costs, if applicable, shall be equally divided between AT&T and Yurie, and paid as specified in Section 3.05(iii) hereof. The non-filing Party shall have the right to review and comment on each such application prior to its filing, and shall furnish the filing Party with all documents, information, or other assistance that may be necessary for the preparation, filing and prosecution of each such application.

     (iii) In the case of an application for patent which is filed in a country which requires the translation of the application and/or the payment of fees, taxes or annuities on pending applications or on issued patents, the Party which files the application shall pay such translation costs, fees, taxes or annuities and shall invoice the non-filing Party for one-half (1/2) of all such expenses, which shall be payable to the filing Party within thirty (30) days of receipt of the invoice.

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     (iv) In the event that one Party does not wish to pay its share of expenses associated with a patent application or an issued patent in any country as specified in Section 3.06(iii) hereof, such one Party shall notify the other Party in writing of its refusal to share in such expenses, and shall assign all its right, title and interest in such patent application or issued patent in such country to the other Party, subject to existing licenses and rights granted by such one Party to third parties. Concurrent with the execution by such one Party of all necessary documents associated with such an assignment, the other Party shall grant to the one Party and its Subsidiaries personal, nontransferable, nonexclusive, royalty-free, perpetual, irrevocable and fully paid-up licenses (with no sublicensing rights), under such patent application or issued patent to make, have made, use, lease, sell and import. Such nonexclusive licenses shall be for any and all products and services of the kinds furnished or used in the operation of the one Party's and its Subsidiaries' businesses.

     (v) Unless the provisions of Section 3.05(iv) apply, the Parties shall each have an equal title interest in each application and patent for such Joint Inventions, with Yurie holding an undivided one-half (1/2) interest and AT&T holding an undivided one-half (1/2) interest.

     (vi) Unless the provisions of Section 3.05(iv) apply, each Party shall have the right to grant nonexclusive licenses under patents covering such joint inventions. Each Party for itself and on behalf of its employees, its Subsidiaries and employees of its Subsidiaries, agrees and consents to the grant of such licenses by the other Party and the other Party retaining all royalties that it receives for such licenses, without accounting therefor.

3.06 Other Intellectual Property

     a. All right, title and interest in and to works of authorship, trade secrets, know-how or any other intellectual property, existing prior to 18 August 1995 or conceived, created or developed solely by a Party in connection with work performed under this Agreement, shall remain vested in the Party which conceived, created or developed it.

     b. For the purpose of this Agreement, the ownership of Yurie Intellectual Property shall be determined by (i) with respect to Inventions, Title 35 of the United States Code, and (ii) with respect to copyrighted works of authorship, Title 17 of the United States Code.

     c. Either Party may pursue, independently or jointly with any other third party, opportunities that are similar to the subject matter of this Agreement but not pursued under this Agreement, provided the Party pursuing such opportunity does not utilize Confidential Information in a manner not permitted herein without the prior written consent of the other Party. Any Yurie Intellectual Property created under such other opportunity shall not be subject to this Agreement.

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3.07 Yurie Intellectual Property and Source Code Escrow

     In consideration of AT&T agreeing to evaluate, purchase, sell, use and provide Advance Payments on Yurie equipment and Intellectual Property and connect customers to AT&T network services using the Yurie products, Yurie agrees to provide under obligations of non-disclosure one copy of the Yurie Intellectual Property and Source Code of the Software to an AT&T designee to be mutually agreed-upon under the terms of a mutually agreed-upon Escrow Agreement. AT&T shall make no use of said Yurie Intellectual Property including Source Code unless and until Yurie ceases to meet its obligations to AT&T and its customers as specified in the Escrow Agreement which should include one or more of the following acts:

            a. a decision by Yurie to cease doing business;

            b. the filing of a voluntary or involuntary Petition in Bankruptcy of Yurie;

            c. an act of Force Majeure preventing Yurie from continuing to meet its customer obligations for 180 days; or

     In the event of any of the preceding, Yurie agrees that AT&T shall have the right to use the Yurie Intellectual Property and Source Code, if AT&T so chooses as specified in the Escrow Agreement to fulfill its business plan and customer obligations. The provisions of this Section shall not survive the expiration or termination of this Agreement.


                               ARTICLE IV - FEES

4.01 Phase I Fees

     a. For the exclusive right to use the Technical Information and patent applications for evaluation of the LDR100 and/or LDR200 ATM switches and AT&T's exclusive option, as exercised by AT&T and accepted by Yurie, to acquire all rights, title and interest in Yurie's Intellectual Property and Technical Information during Phase I, AT&T has paid to Yurie an exclusive "option price" amount of One Million Five Hundred Thousand Dollars ($1,500,000 U.S.)

     b. Payment of the amount specified in Section 4.01a. was made in monthly installments of Two Hundred Fifty Thousand Dollars ($250,000 U.S.) with the final payment having been made at the conclusion of Phase I.
4.02 Phase II Fees

     a. AT&T has paid to Yurie an Advance Payment of Six Million Seven Hundred Ten Thousand Eight Hundred Thirty-Eight Dollars and 75/100 ($6,710,838.75 U.S.) towards the purchase of 200 each LDR200 ATM switches, including the sales taxes believed due thereon, to be delivered in accordance with the fit, form

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and function requirements as set forth in Exhibit B and in accordance with the delivery schedule set forth therein.

         b. In the event that during acceptance testing of the first 200 LDR200 ATM switches, the switches fail to comply with the requirements of Sections 3.03b and 3.03d and Yurie does not remedy any material nonconformance within ninety (90) days of notice from AT&T of such nonconformance, then AT&T may elect to terminate this Agreement for breach under Section 6.03 and all monies advanced by AT&T under the provisions of Section 4.02a shall be returned by Yurie to AT&T and AT&T shall return all LDR200 product delivered to AT&T by Yurie.

4.03     How Paid

         AT&T has paid Yurie the Advance Payment amount stated in Section 4.02a on September 27, 1996. Payments for any future purchases under Sections 3.03g and 3.03h will be paid in accordance with individual purchase orders issued by AT&T. Yurie will tender invoices to AT&T for all payments due and AT&T will pay Yurie within thirty (30) days of the receipt of a properly certified invoice (Exhibit C) provided that if a product has been determined to be nonconforming as a result of AT&T acceptance testing, AT&T shall notify Yurie's Customer Service organization and shall be entitled to withhold payment for such nonconforming product. AT&T shall have the right to accelerate payments made pursuant to this Article.

4.04     Taxes

         Yurie shall be responsible for proper payment of all taxes due and payable, and invoicing AT&T for such charges. AT&T shall reimburse Yurie for all such charges invoiced.


                         ARTICLE V - TECHNICAL SUPPORT

5.01     Phase I

         Yurie shall render engineering support and technical assistance to AT&T during the Phase I evaluation. The rates and personnel for these services will be the same as those specified in Contract Number LGC-A70E dated June 6, 1995. This support and technical assistance was accomplished as required.

5.02     Phase II

         Yurie will provide technical marketing and sales engineering support to AT&T in the continued development of the LDR200 in accordance with the rates and personnel referenced in Section 5.01. This effort is ongoing and, to date, this support assistance has been accomplished.

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5.03     Compliance with Rules and Regulations

         a. Each Party's personnel (such Party being referred to as the "Visitor") shall, while on any location of the other Party ("Host") in connection with the joint development work under this Agreement shall comply with the Host's rules and regulations with regard to safety and security. The Host shall inform such visiting personnel of such rules and regulations. The Visitor shall maintain full control over such personnel and shall be entirely responsible for their complying with the Host's rules and regulations. The Visitor agrees to indemnify and save the Host harmless from any claims or demands, including the costs, expenses and reasonable attorneys' fees incurred on account thereof, that may be made by anyone for injuries to persons or damage to property to the extent they result from the willful misconduct or negligence of the Visitor or its personnel. The Visitor agrees to defend the Host, at the Host's request, against any such claim or demand, and the Host agrees to provide reasonable cooperation for the defense on request of the Visitor.

         b. AT&T and Yurie shall, at all times, retain the administrative supervision of their respective personnel.

5.04     Independent Contractors

         AT&T and Yurie are, and shall remain, independent contractors and the employees of one shall not be considered to be employees of the other. This Agreement is not intended by the Parties to constitute or create a joint venture, partnership, or other form of business organization or combination of any kind, and the rights and obligations of the Parties shall be only those expressly set forth herein. Neither Party shall have the authority to bind the other, except to the extent agreed upon herein. Further, each Party shall continue to be free to engage in activities of a similar nature independently or with third parties and to furnish information, other than the Confidential Information or the deliverables of the other Party, and receive information to and from such third parties regarding the same areas as this Agreement.


                         ARTICLE VI - TERM/TERMINATION

6.01     Term/Option to Extend Term

         This Agreement is valid for the Phase I and Phase II periods as set forth previously through 31 December 1998 unless terminated by the Parties as provided herein. AT&T reserves the right to exercise an option under this clause to extend the term of this Agreement, in one year periods, for up to three (3) additional years (through 31 December 2001) so long as written notice is provided to Yurie no later than ninety (90) days prior to the expiration of the previous term in effect at the time of exercise. Any such option exercised shall be based upon minimum guaranteed LDR200 purchases of $10,000,000 (U.S.) per year for each option year exercised and each option year exercised will be based on the same
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terms and conditions contained in this Agreement. Unless otherwise indicated
herein the license rights are granted in perpetuity.

6.02     Termination for Cause

         a. This Agreement may be terminated at any time by either Party serving a written notice to the other Party:

                (i) if the Parties have agreed to terminate the Agreement in writing signed by their respective duly authorized persons, or

                (ii) by AT&T, if any of the "Released to AT&T" dates identified in Exhibit B were delayed by more than three (3) months based upon the latest agreed-to schedule of releases as set forth therein, and such delay was not the result of actions or breaches by AT&T or the result of Force Majeure or Excusable Delay,


         b. Termination pursuant to this Section shall not relieve AT&T of any obligation to make any payments required to be made by this Agreement while still in force. However, AT&T shall be entitled to a refund of the balance of any monies advanced for products not delivered as of the date of termination.

6.03     Termination for Breach

         a. If Yurie fails to fulfill one or more of its material obligations under this Agreement or purchase order, AT&T may, upon its election and in addition to any other remedies that it may have, at any time terminate this Agreement by not less that thirty (30) days written notice to Yurie specifying any such breach, unless within the period of such notice all breaches specified therein shall have been remedied. In the event that Yurie fails to make any deliveries as set forth in Section 6.02a(ii), the provisions of that section shall govern.

         b. If AT&T fails to fulfill one or more of its material obligations under this Agreement, Yurie may, upon its election and in addition to any other remedies that it may have, at any time terminate this Agreement by not less than thirty (30) days written notice to AT&T specifying any such breach, unless within the period of such notice all breaches specified therein shall have been remedied.

6.04     Effects of Termination

         Any termination pursuant to Section 6.02 and/or 6.03 shall not constitute any reason for claiming damages against the other Party based on any losses, expenses, cost, loss of profit or loss of business opportunity, or any liability to third parties arising from any termination or incompleteness of the Project.

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6.05     Survival

         The obligations of the Parties under this Agreement which by their very nature would survive, shall continue and survive after any termination or expiration of this Agreement.


                    ARTICLE VII - MISCELLANEOUS PROVISIONS

7.01     Agreement Prevails

         This Agreement shall prevail in the event of any conflicting terms or legends which may appear on AT&T's or Yurie's Confidential Information.

7.02     Nothing Construed

         Neither the execution of this Agreement nor anything in it or in either Party's Confidential Information or in Yurie's deliverables shall be construed as an obligation upon either Party or their Subsidiaries to furnish, except as specifically provided in this Agreement, any person, any assistance of any kind whatsoever, or any products or information other than Yurie's or AT&T's Confidential Information or Yurie's deliverables or to revise, supplement or elaborate upon such information.

7.03     Infringement Indemnity

         a. Yurie shall indemnify, defend and hold harmless AT&T, its affiliates, directors, officers, employees and agents, from and against any claim that the products delivered hereunder or products made or services offered using any portion of the Technical Information delivered hereunder, infringes any copyright or patent or is the subject of any claim of misappropriation of a trade secret. Yurie shall pay any damages, including reasonable attorney's fees, finally awarded as a result of any suit based on such claim. The aforesaid obligations of Yurie are contingent upon the following: (i) AT&T promptly notifying Yurie in writing of any such claim; (ii) Yurie shall have sole control of the defense or settlement of the suit or claim; (iii) AT&T shall cooperate with Yurie in a reasonable way to facilitate the settlement or defense of the suit or claim; and (iv) the action does not arise directly from adherence to design, modifications, specifications or written instructions from AT&T or directly from AT&T's modifications of deliverables or Technical Information following delivery thereof or AT&T's development of thereof. If such claim or action does arise directly from adherence to AT&T's design, modifications, specifications or written instructions, or directly from AT&T's development, AT&T shall indemnify, defend and hold harmless Yurie, its affiliates, directors, officers, employees and agents to the same extent, and subject to the same terms and conditions as Yurie's indemnification obligation set forth in this Section 7.05. In either event, the indemnified party shall have the right, at its sole option and expense, to participate in the defense thereof through counsel of its choice.

         b. If the use of the Technical Information or products to be delivered under this Agreement is enjoined as a result of a suit based on any claim of infringement of a copyright or patent or any claim of misappropriation or a trade secret, Yurie shall, at its option: (i) negotiate a license or other agreement with the claimant so that the product or service is no longer subject to such injunction, (ii) modify the product or service so that it becomes non-infringing, provided such modification can be accomplished without materially affecting the performance of the product, or (iii) refund the relevant portion of the fees paid by AT&T. The entire liability of Yurie with respect to infringement and/or misappropriation resulting from the use of Technical Information or products delivered hereunder shall not exceed the monies paid under Article IV for all costs, damages, attorney's fees and other expenses and Yurie shall not be liable for any amount in excess of such monies.

7.04     Duties of the Parties

         Yurie and AT&T, for itself and its subsidiaries, agree:

                (i) that Yurie will not use any of AT&T's Confidential Information and that AT&T will not use any of Yurie's Confidential Information or Yurie's deliverables except as authorized herein;

                (ii) that, with respect to information furnished hereunder, Yurie shall hold all of AT&T's Confidential Information and AT&T shall hold all of Yurie's Confidential Information in confidence for five (5) years from the termination or expiration of this Agreement (except for software for which there will be no time limit) and neither Party shall make any disclosure of any or all of such other Party's Confidential Information to anyone, except to its employees who have a need to know and to any others to whom such disclosure may be expressly authorized hereunder and is necessary to implement the use authorized hereunder, and that each Party shall appropriately notify each person to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by such person; provided that neither Party shall be required so to do in respect of portions of the other Party's Confidential Information, if any, (a) which were previously known to the receiving Party free of any obligations to keep confidential; or (b) which have become generally known to the public, provided that such public knowledge was not the result of any act of breach of confidentiality obligation hereof of the receiving Party; or (c) which the disclosing Party otherwise explicitly agrees in writing need not be kept confidential; or (d) which is independently developed by the receiving Party outside the Agreement; or (e) which is inherently disclosed in the manufacture, use, lease, sale or other distribution of, or supporting documentation for, any present or future product by or for either Party; or (f) which is received without restriction from a third party who is under no obligation of confidentiality;

                (iii) that the receiving Party will not, without the disclosing Party's express written permission, make or have made, or permit to be made, more copies of any of the Confidential Information furnished by the other Party, than are necessary for its use hereunder, and that each such copy shall contain the same proprietary notices or legends which appear on the furnished Confidential Information;

                (iv) that no right is granted herein to use by either Party any identification (such as, but not limited to, trade names, trademarks, trade devices, service marks or symbols, and abbreviations, contractions or simulations thereof) owned by or used to identify the other Party or any of its Subsidiaries or any of its or their products, services or organizations, and that, with respect to the subject matter of this Agreement, each Party agrees it will not without the prior written permission of the other Party (i) use any such identification in advertising, publicity, packaging, labeling or in any other manner to identify itself or any of its products, services or organizations or (ii) represent directly or indirectly that any product, service or organization of the other Party is a product, service or organization of the one Party or any of its Subsidiaries, or that of any of its products or services are made in accordance with or utilizes any information of the other Party or any of its Subsidiaries;

                (v) that upon termination of this Agreement, a receiving Party may retain, in its legal counsel's files solely for archival purposes, one (1) copy of the Confidential Information furnished to it by the disclosing Party pursuant to this Agreement.

7.05     Addresses

         Any notice, or other communication, shall be sufficiently given when sent by certified mail addressed as follows:

         To Yurie:  William Flynn
                    Vice President, Federal Division
                    Yurie Systems, Inc.
                    4601 Presidents Drive, Suite 210
                    Lanham, Maryland 20706
                    Telephone: (301) 918-4503

         To AT&T:   Ronald M. Conklin
                    Sr. Contract Specialist
                    2020 K Street, NW, Suite 550
                    Washington, DC 20006
                    Telephone: (202) 496-8656

7.06     Entire Agreement

         This Agreement sets forth the entire agreement and understanding between the Parties, and this Agreement supersedes all prior proposals, communications and discussions between the Parties, representations and understandings related to the subject matter herein, whether written or oral, which includes, but is not limited to: the Technology Evaluation and License Agreement dated 18 August 1995 (as amended by letters dated 15 March, 21 April and 24 May 1996); an Agreement between the Parties dated 18 September 1996 as amended (with initials, penned changes, and date) on 27 September 1996.

7.07     Non-Assignability

         The Parties hereto have entered into this Agreement in contemplation of personal performance, each by the other, and intend that the rights granted and obligations hereunder to a Party not be extended to entities other than such Party's Subsidiaries without the other Party's express prior written consent. Each Party's rights, obligations and interest in this Agreement and any rights granted to each Party hereunder may be assigned to any direct or indirect successor to the business of such Party as the result of any internal reorganization, merger, consolidation, or acquisition of substantially all of the business and assets of Yurie, which successor shall thereafter be deemed substituted for such Party as the Party hereof, mutatis mutandis, effective upon such assignment; but neither this Agreement nor any rights hereunder shall be otherwise assignable or transferable (in solvency proceedings or otherwise) by either Party without the express prior written consent of the other Party.

7.08     No Patent Licenses

         Except as explicitly set forth herein, nothing contained herein shall be construed as conferring by implication, estoppel or otherwise any license or right under any AT&T or Yurie patent, whether or not the exercise of any right herein granted necessarily employs an invention of any existing or later issued AT&T or Yurie patent.

7.09     Waiver

         No failure, delay, relaxation or indulgence on the part of either Party in exercising any power or right conferred upon such Party under the terms of this Agreement will operate as a waiver of such power or right nor will any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right under this Agreement.

7.10     Warranty

         Yurie warrants to AT&T and its customers that material furnished will be new, free from defects in design, material and workmanship and will conform to and perform in accordance with the specifications, drawings and samples. These warranties extend to the future performance of the material and shall continue for the longer of (a) one year after the material is accepted and installed by AT&T but not to exceed eighteen
(18) months from receipt of material by AT&T or (b) such greater period as may be specified elsewhere in this Agreement or a purchase order. Yurie also warrants to AT&T and its customers that services will be performed in a first class, workmanlike manner. In addition, if material furnished contains one or more manufacturers' warranties, Yurie hereby assigns such warranties to AT&T and its customers. All warranties shall survive inspection, acceptance and payment. Material or services not meeting the warranties will be, at AT&T's option, returned for or subject to refund, repaired, replaced or reperformed by Yurie at no cost to AT&T or its customers and with transportation costs and risk of loss and damage in transit borne by Yurie. Repaired and replacement material shall be warranted as set forth above in this clause.

7.11     Disclaimer/Warranty

         a. NEITHER PARTY, ITS AFFILIATES OR ITS SUBSIDIARIES MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESSLY OR IMPLIEDLY, BY WAY OF EXAMPLE BUT NOT
OF LIMITATION.   NEITHER PARTY, ITS AFFILIATES OR ITS SUBSIDIARIES MAKES ANY
REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         b. NOTWITHSTANDING THE FOREGOING AND SUBJECT TO SECTION 7.03, YURIE WARRANTS THAT TO THE BEST OF ITS KNOWLEDGE AND BELIEF, THE USE OF YURIE'S DELIVERABLES OR CONFIDENTIAL INFORMATION WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OF A THIRD PARTY.

         c. NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL LOSS OR DAMAGE, INCLUDING LOST PROFIT OR LOST REVENUE ARISING OUT OF THIS AGREEMENT, WHETHER ARISING OUT OF BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT LIABILITY OR OTHERWISE.

7.12     Amendments to this Agreement

         Any supplement, modification or waiver of any provision of this Agreement must be in writing and executed by an authorized representative of both Parties.

7.13     Dispute Resolution

         (a) If a dispute arises out of or relates to this Agreement, or the breach, termination or validity thereof, the parties agree to submit the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association

("AAA"). If not thus resolved, it shall be referred to a sole arbitrator selected by the parties within thirty (30) days of the mediation, or in the absence of such selection, to AAA arbitration which shall be governed by the United States Arbitration Act.

         (b) Any award made (i) shall be a bare award limited to a holding for or against a party and affording such remedy as is deemed equitable, just and within the scope of the Agreement; (ii) shall be without findings as to issues (including but not limited to patent validity and/or infringement) or a statement of the reasoning on which the award rests; (iii) may in appropriate circumstances (other than patent disputes) include injunctive relief; (iv) shall be made within four (4) months of the appointment of the arbitrator; and
(v) may be entered in any court.

         (c) The requirement for mediation and arbitration shall not be deemed a waiver of any right of termination under this Agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to any such termination.

         (d) The arbitrator shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of the Agreement.

         (e) This Agreement shall be interpreted in accordance with the laws of the State of New Jersey exclusive of its conflict of laws provisions and the place of mediation and arbitration shall be in Washington, DC.

         (f) Each party shall bear its own expenses but those related to the compensation and expenses of the mediator and arbitrator shall be borne equally.

         (g) A request by a party to a court for interim measures shall not be deemed a waiver of the obligation to mediate and arbitrate.

         (h) The arbitrator shall not have authority to award punitive or other damages in excess of compensatory damages and each party irrevocably waives any claim thereto.

         (i) The parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of mediation and arbitration in confidence.

7.14     Public Disclosure

         (a) The Parties agree that the disclosure to third parties of the existence and/or terms and conditions of this Agreement, including exhibits, and the details of the relationship between the Parties shall not be made without prior written agreement of both Parties, except as required to comply with applicable law or regulation, provided that the disclosing party shall provide reasonable prior notice of any such required disclosure. Disclosing party shall make best efforts to have proprietary information withheld from disclosure.

         (b) Each Party agrees not to publish or use in advertising, sales promotions, press releases or publicity matters, the existence or details of the relationship under this Agreement without prior written approval of the other Party. The contents of any announcement or press release shall be mutually agreed to.

7.15     Software Program License and Warranty

         Subject to the conditions set forth in Exhibit E, Yurie grants to AT&T Corp. and its customers and AT&T accepts on behalf of itself and its customers the Software Program License and Warranty as provided for therein.
    -------------------------------------

7.16     Purchase Order Ordering Terms and Conditions

         In addition to those clauses and provisions as contained herein, the Parties agree that the Terms and Conditions set forth within the Purchase Order Ordering Terms and Conditions (Exhibit D) will be incorporated into any resultant purchase order(s) issued by AT&T. In the event of any conflict between provisions contained in this Agreement and the clauses contained in Exhibit D, the provisions contained in the Agreement shall govern.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate originals by its duly authorized representative on the respective dates entered below.

For:           AT&T Corp.              For:      Yurie Systems, Inc.

By:                                    By:
      ------------------------               --------------------------

Name:                                  Name:
      ------------------------               --------------------------

Title:                                 Title:
      ------------------------               --------------------------

Date:                                  Date:
      ------------------------               --------------------------

             THIS AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY
               IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED
                       REPRESENTATIVES OF BOTH PARTIES.

                                   EXHIBIT A
                                   ---------

                          PHASE I TECHNICAL CRITERIA
                          --------------------------

         The LDR100 should be shown to exhibit its claimed functionalities. Specifically, AT&T testing of the LDR100 must be able to verify:

         - The ability to support the customer-side interfaces (e.g., TAXI, RS-232, RS-422, RS-449, RS-485, EIA-530, two-wire analog, and frame-relay interfaces).

         - The ability to interconnect with the AT&T network (both for the ATM-based InterSpan service and non-ATM network).

         - The ability to operate with a FORE Systems ATM Switch.

         - The ability to perform voice compression and modem demodulation and remodulation.

         - The ability to "fail gracefully" in the presence of traffic overload (e.g., existing high-priority traffic should still be transmitted in the presence of high-volume lower-priority traffic presented to the switch; and one should be able to initiate new high-priority traffic when the switch is already loaded with existing high- and low-priority traffic).

         - The ability to support a "bandwidth-on-demand" capability.

                                   EXHIBIT B
                                   ---------

               PHASE II TECHNICAL CRITERIA AND DELIVERY SCHEDULE

                                   EXHIBIT B
                                   ---------

               PHASE II TECHNICAL CRITERIA AND DELIVERY SCHEDULE
                                  (Continued)

                                   EXHIBIT B
                                   ---------

               PHASE II TECHNICAL CRITERIA AND DELIVERY SCHEDULE
                                  (Continued)





Documentation
-------------

     Yurie shall furnish to AT&T, along with the equipment delivered, one copy of the related documentation for each unit delivered by Yurie. Such related documentation shall be that customarily provided by Yurie to its customers for such equipment, consistent with the vintage, options and features of the equipment on which it operates. Such related documentation shall be provided at no additional charge to AT&T.

Software
--------

     Yurie shall promptly furnish to AT&T, for a period of one year from date of acceptance of equipment, all Software enhancements (one copy), revisions published by Yurie (one copy) and telephone assistance offered by Yurie to its commercial customers for any equipment ordered under this Agreement; said enhancements, revisions published and telephone assistance offered shall be furnished at no additional charge to AT&T or its customers. Yurie will be reimbursed for labor costs incurred at mutually agreeable rates if AT&T requests Yurie's assistance in loading software provided in LDR200 units placed at customer locations. Any Intellectual Property enhancements included in software updates provided will be handled in accordance with the Changes to Equipment
                                                        --------------------
clause contained in Exhibit D.

                                  EXHIBIT B-1
                                  -----------

                             SCHEDULE OF DELIVERY
                             --------------------


     For the initial production units identified in Section 4.02, and as specified in AT&T purchase orders YS96-006A and YS96-006B issued on 27 August 1996, the following schedule re-defines specific dates for the delivery of those features specified:


Item      Description                  Qty      Deliver o/b  Qty     Deliver o/b
----      -----------                  ---      -----------  ---     -----------
    0001  19" Chassis                  184 ea   30 Sep 96     16 ea    30 Dec 96
    0002  16MB CPU                     184 ea   30 Sep 96     26 ea    30 Dec 96
    0003  STRATUM 4                    184 ea   30 Sep 96     16 ea    30 Dec 96
    0004  DC Power                                           110 ea    30 Dec 96
    0005  AC Power                     110 ea   30 Dec 96
    0006  Multi Serial                                       150 ea    30 Dec 96
    0007  DS-1 Board                    22 ea   30 Sep 96    128 ea    30 Dec 96
    0008  DS-3 Board                    30 ea   30 Sep 96     10 ea    30 Dec 96
    0009  OC-3 Board                                          50 ea    30 Dec 96
    0010  TAXI Board                                         155 ea    30 Dec 96
    0011  2-Wire Sink                                         40 ea    20 Apr 97
    0012  2-Wire Source                                      150 ea    30 Dec 96
    0013  High Speed Serial                                   50 ea    30 Dec 96
    0014  Voice Compression Software                          40 ea    30 Dec 96
    0015  DSP I (@ N/C)                                       40 ea    30 Dec 96
    0016  System Software              184 ea   30 Sep 96     16 ea    30 Dec 96

                                   EXHIBIT C
                                   ---------

                                 CERTIFICATION
                                 -------------

     Yurie will, upon request for payment for delivered equipment, include on all invoices submitted to AT&T the following certification:

     "This is to certify that materials and equipment delivered to AT&T as represented by this invoice, descriptions and quantities as herein noted, conform to the applicable Specifications, have been tested to parameters set forth in the most current Yurie Test Plan identified to AT&T, and have successfully passed all tests performed and therein identified.

     [signature and title of responsible official]"

                                   EXHIBIT D
                                   ---------

                 PURCHASE ORDER ORDERING TERMS AND CONDITIONS
                 --------------------------------------------

CAPTIONS - The captions in the purchase order and this Exhibit are included for convenience only and shall not be construed to define or limit any of the provisions contained herein.

CFC PACKAGING - Yurie warrants that all packaging materials furnished under the purchase order and all packaging associated with material furnished therein were not manufactured using and do not contain chlorofluorocarbons. "Packaging" means all bags, wrappings, boxes, cartons and any other packing materials used for packaging. Yurie shall indemnify and hold AT&T harmless for any liability, fine or penalty incurred by AT&T to any third party or governmental agency arising out of AT&T's good faith reliance upon said warranty.

COMPLIANCE WITH LAWS - Yurie and all persons furnished by Yurie shall comply at their own expense with all applicable federal, state, local and foreign laws, ordinances, regulations and codes, including those relating to the use of chlorofluorocarbons, and including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance under the purchase order. Yurie agrees to indemnify, defend (at AT&T's request) and save harmless AT&T, its affiliates, its and their customers and each of their officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorney's fees) that arise out of or result from any failure to do so.

Yurie and all persons furnished by Yurie shall comply with the same standards of conduct required of employees of AT&T. By way of illustration only and not limitation, such standards include those set forth in Section 27 or the Office of Federal Procurement Policy Act (P.L. 100-679) as amended, and in Section 319 of the Byrd Amendment (P.L. 101-121), both as implemented in the Federal Acquisition Regulation, and in the booklet Corporate/Personal Integrity Program, a copy of which will be provided to Yurie by AT&T's Representative. Each of Yurie's officers, agents, representatives or consultants performing under the purchase order shall execute and promptly furnish the Pledge in the booklet to AT&T. To the extent applicable to Yurie, Yurie shall promptly provide to AT&T a Disclosure of Lobbying activities (OMB Std. Form LLL) as required by the Byrd Amendment and executed by Yurie.

CHANGES TO EQUIPMENT - Any change that Yurie proposes to the equipment furnished hereunder and the documentation related thereto that would impact upon (a) reliability, (b) the equipment's specifications, or (c) form, fit, or function requires the approval of AT&T. Yurie shall forward such proposed change to Mr. Ronald M. Conklin, Sr. Contract Administrator, at least sixty (60) days prior to the proposed effective date except for those cases where an extremely unsatisfactory condition requires immediate action, in which case Yurie shall promptly advise AT&T. Yurie shall at the time of notification, provide AT&T with
(a) a product change number, (b) a description of such change, (c) the reason for such change, (d) a classification of such change in accordance with the change classifications below, (e) a description of the impact of such change upon (1) reliability, (2) the equipment's specifications, and (3) form, fit, or function; (f) proposed price impact, if any, for B, and (g) proposed effective date for such change and recommended implementation schedule therefor.

Any change in equipment shall be classified into one of the following two classes:

"A"   Changes which are needed to correct inoperative electrical or mechanical conditions, or extremely unsatisfactory operating or maintenance conditions, or conditions which result in safety hazards, and which are judged severe enough to have to be made to all equipment in process, stock, or installed. (Any conditional application criteria to be specified in the change notification document.)

"B"   Changes which are sufficiently important to justify their application to equipment being manufactured (as soon as reasonably possible), and which are recommended for application to existing installations in the field. Examples of this class of change may include, but are not limited to:

(a)    Providing new features that directly affect subscriber service.

(b) Providing design improvements which result in better service capabilities, longer life or improved transmission margins.

(c) Providing changes in design which result in important cost savings to AT&T.

(d) Conditions of a mandatory nature, for example, the fulfillment of federal registration or future compatibility requirements, or for conditions of sufficient importance to be intended for universal application (change to be shown as "recommended").

The final classification of any product change proposed by Yurie will be by mutual agreement between Yurie and AT&T.

For Class A changes, Yurie shall, to the extent required by the Warranty provisions of the purchase order governing repair or replacement of equipment under warranty, replace or modify, at no charge, all affected equipment furnished hereunder and documentation related thereto. Yurie shall supply relevant documentation to AT&T for all Class A changes. Yurie shall propose a schedule for the application of these changes at all equipment locations which shall not exceed one (l) year from date of change notice. This schedule shall be mutually agreed upon by AT&T and Yurie.

For Class B changes, Yurie shall first notify AT&T of the exact nature of the change. Details on the proposed implementation procedure for equipment which is being or will be manufactured shall be discussed with AT&T. AT&T shall, at its option, determine if equipment previously shipped will be replaced or modified. Should such replacements or modifications be deemed necessary, Yurie shall, pursuant to the provisions of the purchase order governing repair of equipment not covered under warranty, make arrangements for the necessary equipment replacement or modification at prices and schedules to be mutually agreed upon by AT&T and Yurie prior to implementation. Documentation related thereto shall be provided by Yurie as specified for Class A above.

In the event that Yurie and AT&T shall fail to reach agreement on any such change in equipment to be made by Yurie, then in addition to all other rights and remedies of law or equity or otherwise, AT&T shall, without any charge, obligation or liability whatsoever, have the right to terminate the purchase order and any or all purchase orders for equipment affected by such change.

CONTRACT PRICE - Yurie agrees to sell all equipment ordered by AT&T under the purchase order based on discounts established in Section 3.03g. This equipment shall be discounted based on the discount schedule set forth therein. AT&T purchase orders will be for configured units configured to each Customer's requirements and include staging to meet delivery schedules. Purchases for the type of equipment under the purchase order which were acquired by a purchase order for demonstration or trial prior to the execution of same shall be counted in the cumulative total and the terms and conditions of the purchase order shall govern these purchases. There shall be no increases in the discounts established in Section 3.03g during the term of the purchase order. Should Yurie's published commercial price for equipment be reduced before the delivery date, the price to AT&T for such equipment shall be reduced accordingly. In such event, the adjusted equipment price shall be discounted based on the discount schedule set forth herein.

DELIVERY - Equipment shall be delivered by Yurie f.o.b. origin, unless otherwise specified in AT&T's purchase order, within forty-five (45) days after receipt of a written authorization on the purchase order by AT&T's Supplier Management Division Representative or a mutually agreeable delivery date set prior to the placement of a purchase order for this equipment. AT&T will make reasonable effort to provide Yurie with periodic sales forecasts throughout the term of the AT&T/Yurie Agreement in order to allow Yurie an opportunity to plan for product needs, however any forecasts provided shall be provided by AT&T to Yurie for information purposes only and shall not be considered firm offers by AT&T to procure forecasted products at the times so indicated.

Yurie agrees not to deliver equipment prior to the agreed upon delivery date without AT&T's prior written authorization.

DISPOSITION OF RECURRING NO-TROUBLE-FOUND RETURNS - The same production equipment element/component shall not be returned by Yurie to AT&T with the notation no-trouble-found (NTF) on more than one (1) occasion. On the second occasion that a production equipment element/component has been classified by Yurie as NTF, the production equipment element/component shall be scrapped by Yurie and Yurie shall ship a new rather than reconditioned replacement to AT&T for the scrapped production equipment element/component at no charge for that production equipment under warranty.
For out of warranty production equipment, Yurie shall invoice AT&T for the new production equipment element/component at the discounts applicable under Section 3.03g of Yurie's current selling price for the production equipment element/component.

DOCUMENTATION - Yurie agrees to furnish all documentation set forth in the basic Agreement and/or purchase order applicable to equipment furnished hereunder, to timely update documentation to reflect changes to equipment, and to furnish all succeeding changes to such documentation. AT&T may reproduce such documentation for use with equipment furnished hereunder. At a minimum, Yurie shall furnish the type and quantity of documentation described herein at the times therein required.

Whether or not specifically required by the purchase order, Yurie shall, with each shipment by Yurie to AT&T, include all manuals covering the installation, operation and maintenance of the equipment shipped.

All documentation and any subsequent changes or updates shall reference Yurie's model numbers, issue numbers and date of issue.

Yurie agrees to maintain a mailing list of AT&T's recipients of such documentation without charge.

ENVIRONMENTAL/RELIABILITY TESTING - Yurie shall perform environmental testing of the production equipment in accordance with the AT&T Technical Reference-PUB 51001 entitled NETWORK EQUIPMENT - BUILDING SYSTEM (NEBS) GENERAL EQUIPMENT REQUIREMENTS, Sections 3, 4, and 5. Yurie agrees to report the test results to AT&T or its agents.

An initial sample of production equipment shall be subjected by AT&T to Product Qualification Tests. These tests shall be more comprehensive than the normal production tests and shall include checks of all functions, protocols and interfaces and shall be repeated periodically at intervals not to exceed three
(3) months. Variables data (actual readings rather than go/no go data) shall be recorded for these tests to ascertain any changes/drifts in the measured parameters. Product Qualification Tests shall also be performed upon the implementation of any major design changes requested by AT&T.

It is the responsibility of Yurie to demonstrate during the term of the purchase order that the actual reliability of the delivered production equipment equals or exceeds the reliability predictions. Yurie shall conduct studies to measure the replacement/failure of supplied production equipment under actual operating conditions or simulated operating conditions in a controlled laboratory environment. These studies may be 1) factory based (where returns are compared with shipment figures), 2) conducted at an operational site with a sufficient population of production equipment in service to provide reasonable confidence in observed replacement estimates, 3) an ongoing factory based (controlled) reliability test of a sufficient sample of production equipment to provide a timely assessment of production equipment reliability or 4) all of the above. At AT&T's request, the results and the analysis of the collected data shall be provided by Yurie to AT&T.

EQUIPMENT TESTING - In addition to any other tests to be requested by AT&T as set forth in the purchase order, Yurie is responsible for the performance of standard factory production tests which, in the absence of any other testing requested by AT&T as set forth elsewhere in the purchase order, shall be deemed to be the final tests under the order. Such tests shall be performed in accordance with Yurie's normal testing and quality control procedures for equipment of the type purchased here under in order to insure that the equipment provided hereunder meets all applicable specifications. At the option of AT&T, Yurie shall furnish a copy of its test plans and quality control procedures to AT&T prior to initiating any such testing and AT&T, at its expense, may witness any of the testing by giving prior notice to Yurie. Yurie also agrees to maintain detailed records of all such tests and to provide AT&T, if requested, with written results of these tests.

In the event that the equipment fails to meet the applicable specifications and test requirements, Yurie shall make the necessary adjustments or repairs and repeat the applicable tests. If, in the opinion of AT&T, the failure rates experienced during these tests become unsatisfactory, all shipments of like equipment to AT&T shall be suspended unless otherwise authorized by AT&T.

If Yurie is unable or unwilling to correct, at Yurie's expense, any deficiencies found during testing provided hereunder within thirty (30) days of such discovery or such longer period as may be mutually agreed upon, AT&T, at its option, shall be relieved of all responsibilities under the purchase order except for payment, as specified in the AT&T/Yurie Agreement and/or the purchase order, for any equipment that has been received by AT&T and has satisfactorily passed all applicable tests.

EXCUSABLE DELAYS - If Yurie or AT&T is delayed at any time in the performance of their responsibilities hereunder by acts of God, Government action, regulatory approval, fire, unavoidable casualties, unusually severe weather or any other causes beyond the control and without the fault or negligence of the delayed party or its subcontractors hereunder, then the other party may (a) extend the time fixed for the completion of such responsibilities for a period equivalent to the time lost by reason of any or all of the aforesaid causes, (b) secure substitute performance at its own expense during the duration of the excusable delay and reduce performance under the purchase order accordingly, or (c) terminate all or a portion of the purchase order when the delay totally precludes the delayed party's performance or materially affects it and the delay continues for a period of forty-five (45) days. Absent notice to the delayed party, (a) shall be deemed elected by the other party.

FAILURE MODE ANALYSIS OF FAILED COMPONENTS - Yurie shall perform Failure Mode Analysis on components with a persistent history of failure to determine the specific cause of the component failure. The results of this analysis and planned corrective action shall be provided to AT&T within fourteen (14) calendar days of the completion of the analysis.

FCC REGISTRATION - When equipment furnished under the purchase order is subject to Part 68 of the Federal Communications Commission's Rules and Regulations, as amended from time to time, Yurie warrants that such equipment furnished hereunder shall be registered under and comply with Part 68 of the Federal Communications Commission's Rules and Regulations, including, but not limited to, all labeling and customer instruction requirements.

FUTURE IMPROVEMENTS AND BENEFITS - As Yurie announces improvements, upgrades, field modifications and the like, ("Enhancements"), Yurie shall advise AT&T of their features and advantages. Yurie assures AT&T that the overall price granted to AT&T is at least as favorable as those now granted by Yurie to any of its similarly situated commercial customers for like, quantities, unless said customer has provided a firm commitment for a specific level of incremental business, or has specific discounts in certain areas as part of an overall higher price than AT&T is then being charged, or has entered into an agreement providing for a commitment for a longer term than AT&T.

GOVERNMENT CONTRACT PROVISIONS - The following provisions regarding equal opportunity, and all applicable laws, rules, regulations and executive orders specifically related thereto, including applicable provisions and clauses from the Federal Acquisition Regulation and all supplements thereto are incorporated in this Agreement as they apply to work performed under specific U.S.
Government contracts: 41 CFR 60-1.4, Equal Opportunity; 41 CFR 60-1.7, Reports and Other Required Information; 41 CFR 60-1.8, Segregated Facilities; 41 CFR 60-250.4, Affirmative Action For Disabled Veterans and Veterans of the Vietnam Era (if in excess of $10,000); and 41 CFR 60-741.4, Affirmative Action for Disabled Workers (if in excess of $2,500), wherein the terms "contractor" and "subcontractor" shall mean "Yurie". In addition, orders placed under the purchase order containing a notation that the material or services are intended for use under Government contracts shall be subject to such other Government provisions printed, typed or written thereon, or on the reverse side thereof, or in attachments thereto.

HAZARDOUS MATERIAL - Yurie hereby warrants that, except as may be otherwise expressly provided herein, all equipment furnished by Yurie is safe for its normal use, is nontoxic, presents no abnormal hazards to persons or the environment, and may be disposed of as normal refuse without special precautions.

Yurie agrees to reimburse AT&T for any expense that AT&T may incur by reason of the recall or prohibition against continued use or disposal of equipment furnished by Yurie, whether such recall or prohibition against use or disposal is directed by Yurie or under compulsion of law.

HEAVY METALS IN PACKAGING - Yurie warrants to AT&T that no lead, cadmium, mercury or hexavalent chromium have been intentionally added to any packaging or packaging component (as defined under applicable laws) to be provided to AT&T under the purchase order. Yurie further warrants to AT&T that the sum of the concentration levels of lead, cadmium, mercury and hexavalent chromium in the package or packaging component provided to AT&T under the purchase order does not exceed 100 parts per million. Upon request, Yurie shall provide to AT&T Certificates of Compliance certifying that the packaging and/or packaging components provided under the purchase order are in compliance with the requirements set forth above in this clause. Yurie shall indemnify and hold AT&T harmless for any liability, fine or penalty incurred by AT&T to any third party or governmental agency arising out of AT&T's good faith reliance upon said warranties or any Certificates of Compliance.

IDENTIFICATION - Yurie shall not, without AT&T's prior written consent, engage in advertising, promotion or publicity related to the purchase order, or make public use of any Identification in any circumstances related to the purchase order. "Identification" means any copy or semblance of any trade name, trademark, service mark, insignia, symbol, logo, or any other product, service or organization designation, or any specification or drawing of AT&T or its affiliates, or evidence of inspection by or for any of them. Yurie shall remove or obliterate any Identification prior to any use or disposition of any material rejected or not purchased by AT&T, and, shall indemnify, defend (at AT&T's request) and save harmless AT&T and its affiliates and each of their officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorneys' fees) arising out of Yurie's failure to so remove or obliterate.

IMPLEADER - Yurie shall not implead or bring an action against AT&T or its customers or the employees of either based on any claim by any person for personal injury or death to an employee of AT&T or its customers occurring in the course or scope of employment and that arises out of material or services furnished under the purchase order.

INDEMNITY - All persons furnished by Yurie shall be considered solely Supplier's employees or agents, and Yurie shall be responsible for payment of all unemployment, social security and other payroll taxes, including contributions when required by law. Yurie agrees to indemnify and save harmless AT&T, its affiliates, its and their customers and each of their officers, directors, employees, successors and assigns (all hereinafter referred to in this clause as "AT&T") from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorney's fees) that arise out of or result from: (1) injuries or death to persons or damage to property, including theft, in any way arising out of or occasioned by, caused or alleged to have been caused by or on account of the performance of the Work or services performed by Yurie or persons furnished by Yurie; (2) assertions under Workers' Compensation or similar acts made by persons furnished by Subcontractor or by any subcontractor or by reason of any injuries to such persons for which AT&T would be responsible under Workers' Compensation or similar acts if the persons were employed by AT&T; (3) any failure on the part of Yurie to satisfy all claims for labor, equipment, materials and other obligations relating directly or indirectly to the performance of the Work; or
(4) any failure by Yurie to perform Yurie's obligations under this clause or the INSURANCE clause. Yurie agrees to defend AT&T, at AT&T's request, against any such claim, demand or suit. AT&T agrees to notify Yurie within thirty (30) days of written claims or demands against AT&T for which Yurie is responsible under this clause.

INFRINGEMENT - Yurie shall indemnify and save harmless AT&T, its affiliates, its and their customers, and each of their officers, directors, employees, successors and assigns from and against any losses, damages, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that arise out of or result from any proved or unproved claim (1) of infringement of any patent, copyright, trademark or trade secret right, or other intellectual property right, private right, or any other proprietary or personal interest, and (2) related by circumstances to the existence of the purchase order or performance under or in contemplation of it (an Infringement Claim). If the Infringement Claim arises solely from Yurie's adherence to AT&T's written instructions regarding services or tangible or intangible goods provided by Yurie (Items) and if the Items are not (1) commercial items available on the open market or the same as such items, or (2) items of Yurie's designated origin, design or selection, AT&T shall indemnify Yurie. AT&T or Yurie (at AT&T's request) shall defend or settle, at its own expense, any demand, action or suit on any Infringement Claim for which it is indemnitor under the preceding provisions and each shall timely notify the other of any assertion against it of any Infringement Claim and shall cooperate in good faith with the other to facilitate the defense of any such Claim.

INSPECTION - AT&T's Representatives shall at all times have access to the Work for the purpose of inspection or a Quality Review and Yurie shall provide safe and proper facilities for such purpose.

INSTALLATION AND CUTOVER ASSISTANCE - If requested by AT&T, Yurie agrees to make available at the installation site, at Yurie's customary charge, a field engineer to render installation and cutover assistance as required by AT&T for the first installation and cutover in each of AT&T's regions or at the location were AT&T's equipment is located.

INSURANCE - Yurie shall maintain and cause Yurie's suppliers to maintain during
the term of the purchase order:   (1) Workers' Compensation insurance as
prescribed by the law of the state or nation in which the Work is performed; (2) employer's liability insurance with limits of at least $200,000 for each occurrence; (3) comprehensive automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage for each occurrence; (4) Commercial General Liability ("CGL") insurance, including Blanket Contractual Liability and Broad Form Property Damage, with limits of at least $1,000,000 combined single limit for bodily injury and property damage for each occurrence; and (5) if the furnishing to Company (by sale or otherwise) of products or material is involved, CGL insurance endorsed to include products liability and completed operations coverage in the amount of $1,000,000 for each occurrence. All CGL and automobile liability insurance shall designate AT&T Corp., its affiliates, and each of their officers, directors and employees as an additional insured. All such insurance must be primary and required to respond and pay prior to any other available coverage. Yurie agrees that Yurie, Yurie's insurer(s) and anyone claiming by, through, under or in Yurie's behalf shall have no claim, right of action or right of subrogation against Yurie and its customers based on any loss or liability insured against under the foregoing insurance. Yurie and Yurie's suppliers shall furnish prior to the start of Work certificates or adequate proof of the foregoing insurance including, if specifically requested by AT&T, copies of the endorsements and
insurance policies.   AT&T shall be notified in writing at least thirty (30)
days prior to cancellation of or any change in the policy.

(NOTE: It was determined during discussion between the Parties that the levels of insurance set forth above, specifically sub-items (2) and (5) were below what AT&T considers to be minimum levels of insurance for these areas of liability identified. The Parties agreed that these levels of liability would be reviewed by Yurie to determine the economic feasibility of increasing these levels to $300,000 and $5,000,000, respectively. This review will be completed within forty-five (45) days following the ratification of this Agreement and AT&T will be advised as to the course of action Yurie will take regarding the recommended increases.)

INVOICING - Yurie shall: (1) render original invoice, or as otherwise specified in the purchase order, showing the purchase order number, through routing and weight; (2) render separate invoices for each shipment within twenty-four (24) hours after shipment; and (3) mail invoices with copies of bills of lading and shipping notices to the address shown on the purchase order. If prepayment of transportation charges is authorized, Yurie shall include the transportation charges from the FOB point to the destination as a separate item on the invoice stating the name of the carrier used.

ISO 9000 - Yurie will actively pursue ISO Certification for the duration of the purchase order.

LICENSES - No licenses, express or implied, under any patents, copyrights, trademarks or other intellectual property rights are granted by AT&T to Yurie hereunder.

MARKING - All equipment furnished hereunder shall be marked for identification purposes with (a) Yurie's model/serial number; (b) month and year of manufacture; and (c) other marking in accordance with the requirements outlined in Technical Reference 52001 dated October, 1985 or Bellcore Document # TR-TAP-000485 and Bellcore Document # TR795-25540-84-02, as amended from time to time.

OZONE DEPLETING SUBSTANCE LABELING - Yurie hereby warrants and certifies that all products, including packaging and packaging components, provided to AT&T under the purchase order have been accurately labeled in accordance with the requirements of 40 CFR Part 82 entitled "Protection of Stratospheric Ozone, Subpart E - The Labeling of Products Using Ozone Depleting Substances." Yurie agrees to indemnify, defend and save harmless AT&T, its officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that may be sustained by reason of Yurie's non-compliance with such applicable law or the terms of this warranty and certification.

PACKAGING AND SHIPPING - Equipment furnished hereunder shall be packaged by Yurie at no additional charge in containers adequate to prevent damage during shipping, handling and storage. Unless instructed otherwise by AT&T, Yurie shall (a) ship orders complete, (b) ship to the destination designated in the purchase order, (c) mark all subordinate documents with the AT&T/Yurie Agreement number and the purchase order number, (d) enclose a packing memorandum with each shipment and when more than one package is shipped, identify the one containing the memorandum, (e) mark AT&T's purchase order number on all packages and shipping papers and (f) ship according to routing instructions given by AT&T.

Unless otherwise directed by AT&T, Yurie shall (a) ship equipment from its nearest facility capable of filling the purchase order, (b) use the lowest published common carrier rates (rail, truck or freight forwarder) (c) prepay transportation charges, and (d) add transportation charges at cost as a separate item on Yurie's invoice when the cost of transportation is to be borne by AT&T . If requested by AT&T, Yurie agrees to substantiate such charges by providing AT&T with the original freight bill or a copy thereof. Shipping and routing instructions may be altered, orally or in writing, as mutually agreed upon by Yurie and AT&T.

Yurie warrants that all packaging associated with materials or products furnished under the purchase order were not manufactured using, and do not contain chlorofluorocarbons. "Packaging" means all bags, wrappings, boxes, cartons and any other packing materials used for packaging.

PAYMENT TERMS - Unless payment terms more favorable to AT&T appear on Yurie's invoice and AT&T elects to pay on such terms, invoices shall be paid in accordance with the terms stated in the purchase order, and due dates for payment of invoices shall be computed from the date of receipt of invoices by AT&T.

RADIO FREQUENCY ENERGY STANDARDS - Equipment furnished hereunder shall comply, to the extent applicable, with the requirements of Subpart J of Part 15 of the Federal Communication Commission's Rules and Regulations, as amended from time to time, including those Sections concerning the labeling of such equipment and the suppression of radio frequency and electro magnetic radiation to specified levels. Should the equipment during use generate harmful interference to radio communications, Yurie shall provide to AT&T information relating to methods of suppressing such interference. In the event such interference cannot reasonably be suppressed, Yurie shall, at the option of AT&T, accept return of the equipment and refund to AT&T the price paid for the equipment. Nothing herein shall be deemed to diminish or otherwise limit Yurie's other warranty obligations under the purchase order.

RELEASES VOID - Neither party shall require (i) waivers or releases of any personal rights or (ii) execution of documents which conflict with the terms of the purchase order, from employees, representatives or customers of the other in connection with visits to its premises and both parties agree that no such releases, waivers or documents shall be pleaded by them or third persons in any action or proceeding.

REPAIR UNDER WARRANTY - Defective or nonconforming equipment under warranty will, at AT&T's option, either be returned to Yurie for repair or replacement, or be repaired or replaced by Yurie. Unless otherwise agreed upon by Yurie and AT&T, Yurie shall complete repairs and ship the repaired equipment within thirty
(30) calendar days of receipt of defective or nonconforming equipment, or at the option of AT&T, ship replacement equipment within thirty (30) calendar days after verbal notification is given to Yurie by AT&T. Yurie shall bear the cost of transportation charges for the return of all shipments to AT&T designated destinations of equipment for repair or replacement under warranty. If requested by AT&T, Yurie, at Yurie's expense, shall begin on-site repairs within five (5) calendar days after verbal notification is given to Yurie (written confirmation provided by facsimile with purchase order number) by AT&T for an expediting fee of $275.00.

Any replacement, repair, modification, installation or other service performed by Yurie shall be warranted as herein provided for the unexpired period of the original warranty or for a period of ninety (90) days from the date performance of the service is completed and accepted by AT&T, whichever is longer.

REPAIR NOT UNDER WARRANTY - In addition to repair and replacement of equipment under warranty, Yurie agrees to provide repair service on all equipment ordered hereunder for a period of ten (10) years for LDR200's and five (5) years for LDR100's after the conclusion of the period set forth in Article IV, Section
6.01. Equipment to be repaired which is not under warranty will be returned to a location designated by Yurie, and unless otherwise agreed upon by Yurie and AT&T, Yurie shall ship the repaired equipment within thirty (30) calendar days of receipt of the equipment by Yurie. With the concurrence and scheduling of AT&T, repairs may be made by Yurie on-site.

If equipment is returned to Yurie for repair as provided for in this Article, and is determined by Yurie to be beyond repair, or repair costs are expected to exceed (50%) fifty percent of the cost of a replacement, Yurie shall so notify AT&T prior to proceeding with the repair. If requested by AT&T, Yurie will sell to AT&T a replacement at the current agreed-to price or, if no such agreed-to price exists, at a price agreed upon by Yurie and AT&T. Further, if requested by AT&T, Yurie shall take the necessary steps to dispose of the unrepairable equipment, consistent with sound commercial practices.

Yurie's warranties against defects in material and workmanship provided in the purchase order shall apply to all repair of equipment not under warranty for a period of ninety (90) days after receipt of same by AT&T. All replacement of equipment not under warranty shall be warranted as provided in the WARRANTY Article for equipment furnished under the purchase order.

The purchase order does not grant Yurie an exclusive privilege to repair any or all of the equipment purchased hereunder for which AT&T may require repair. Yurie also agrees to support AT&T in obtaining out-of-warranty repairs by assuring the availability of the necessary technical documentation, spare parts and training at charges to be agreed upon by AT&T and Yurie.

AT&T shall bear the cost of transportation charges for all shipments of equipment for repair or replacement not under warranty.

REPAIR PROCEDURES - AT&T may contact Yurie's Customer Service Representative with any questions that may arise concerning repair, and if required, specify any special packaging of equipment which might be necessary to provide adequate in-transit protection from transportation damage.

AT&T shall furnish the following information with equipment returned to Yurie for repair: (a) AT&T's name and complete address; (b) name(s) and telephone number(s) of AT&T's employee(s) to contact in case of questions about the equipment to be repaired; (c) ship to address for return of repaired equipment if different than (a); (d) a complete list of equipment returned; (e) the nature of the defect or failure, if known; and (f) whether or not returned equipment is under warranty.

Equipment repaired by Yurie shall have the repair completion date stenciled or otherwise identified in a permanent manner at a readily visible location on the equipment and the repaired equipment shall be returned with a tag or other papers describing the repairs which have been made.

All material returned to Yurie must be accompanied by a Return Material Authorization (RMA) number. An RMA number is necessary to assure proper tracking and handling of returned material at the factory. Yurie reserves the right to refuse shipments not accompanied by an RMA number. Refused shipments will be returned to the shipper via collect freight. To obtain an RMA number, call Yurie Customer Services group at (301) 352-4911. Please provide serial number of part when requesting an RMA.

All invoices originated by Yurie for repair services must be clearly identified as such, and must contain in addition to the information required by other provisions of the purchase order (a) a reference to AT&T's purchase order for the repair services, (b) a detailed description of repairs made by Yurie and the need therefor, and (c) an itemized listing of parts and labor charges, if any. Replaced parts will, upon request, be available for inspection by, or returned to, AT&T.

REPAIR AND REPLACEMENT, EMERGENCY SERVICE - In addition to the warranty and out-of-warranty equipment repair and replacement provisions of the purchase order, Yurie agrees to provide emergency repair and replacement service for a period of ten (10) years for LDR200's and five (5) years for LDR100's after the conclusion of the period set forth in Article

IV, Section 6.01. Whenever an emergency out-of-service condition is caused by equipment furnished hereunder, Yurie shall ship replacement equipment to be received at the AT&T location within five (5) calendar days for an expediting fee of $275.

In order to schedule shipment of replacement equipment, AT&T may call Yurie's Customer Service Representative. This service will be available during normal business hours, five days a week. For critical support, a process shall be negotiated between the Parties.

Equipment under warranty replaced under this Article is to be returned to Yurie by AT&T within thirty (30) days after AT&T's receipt of replacement equipment hereunder. If such equipment is not returned, Yurie shall have the right to invoice AT&T at the current AT&T/Yurie Agreement price, or if no such price exists, at a price agreed upon by Yurie and AT&T.

REPAIR/REPLACEMENT PARTS-CONTINUING AVAILABILITY - Yurie agrees to offer parts for maintenance, replacement, and repair of equipment for sale to AT&T, for a period of ten (10) years for LDR200's and five (5) years for LDR100's after the conclusion of the period set forth in Article IV, Section 6.01, which parts will be compatible with and functionally equivalent to those provided under the purchase order.

In the event Yurie fails to supply such parts (not for re-sale -- repair only) or Yurie is unable to obtain another source of supply for AT&T, then such inability shall be considered noncompliance with this Article and, in addition to whatever other rights and remedies AT&T may have at law or in equity, AT&T may require Yurie, without obligation or charge to AT&T, to provide AT&T with the Technical Information and any other rights required so that AT&T can manufacture, have manufactured or obtain such parts from other sources.

The Technical Information shall include, for example, (a) manufacturing drawings and specifications of raw materials and components comprising such parts, (b) manufacturing drawings and specifications covering special tooling and the operation thereof, (c) a detailed list of all commercially available parts and components purchased by Yurie on the open market disclosing the part number, name and location of the supplier and price lists for the purchase thereof, and
(d) one complete copy of the then current source code used in the preparation of any software licensed or otherwise acquired by from Yurie hereunder.

SUPPLIER'S INFORMATION - Yurie shall not provide under, or have provided in contemplation of, the purchase order any idea, data, program, technical, business or other intangible information, however conveyed, or any document, print, tape, disk, semiconductor memory or other information-conveying tangible article, unless Yurie has the right to do so, and Yurie shall not view any of the foregoing as confidential or proprietary.

SURVIVAL OF OBLIGATIONS - The obligations of the parties under the purchase order, which by their nature would continue beyond the termination, cancellation or expiration of the purchase order, including, by way of illustration only and not limitation, those in the clauses

COMPLIANCE WITH LAWS, IDENTIFICATION, IMPLEADER, INFRINGEMENT, RELEASES VOID, USE OF INFORMATION and WARRANTY (and INSURANCE and INDEMNITY if included in the purchase order), shall survive termination, cancellation or expiration of the purchase order.

TAXES - AT&T shall reimburse Yurie only for the following tax payments with respect to transactions under the purchase order unless AT&T advises Yurie that an exemption applies: state and local sales and use taxes, as applicable. Taxes payable by AT&T shall be billed as separate items on Yurie's invoices and shall not be included in Yurie's prices. AT&T shall have the right to have Yurie contest any such taxes that AT&T deems improperly levied at AT&T's expense and subject to AT&T's direction and control.

TECHNICAL SUPPORT - Yurie agrees to offer ongoing technical support, including field service and assistance, to AT&T, for a period of ten (10) years for LDR200's and five (5) years for LDR100's after the conclusion of the period set forth in Article IV, Section 6.01. The availability or performance of this technical support service, however, shall not be construed as altering or affecting any of Yurie's other obligations set forth in the purchase order.

Ongoing technical support by telephone will be available to AT&T from Yurie at no charge during normal business hours. During the warranty period set forth in the purchase order, Yurie's field service technical support shall be provided to AT&T, including emergency (service affecting) on-site twenty-four (24) hour technical assistance at mutually agreeable rates. AT&T shall call Yurie's Customer Service Representative to request such field service technical support. Beyond the warranty period, charges, if any, for field service technical support shall be agreed upon by AT&T and Yurie.

TERMINATION OF PURCHASE ORDER - AT&T may, with written notice given no later than fifteen (15) calendar days prior to scheduled delivery, terminate any purchase orders placed under the AT&T/Yurie Agreement. Unless otherwise specified in the Agreement or in this purchase order, AT&T's liability to Yurie with respect to such terminated purchase order or orders shall be limited to:
(1) Yurie's purchase price of all components for the material (not usable in Yurie's other operations or salable to Yurie's other customers), plus (2) the actual costs incurred by Yurie in procuring and manufacturing material (not usable in Yurie's other operations or salable to Yurie's other customers) in process at the date of the notice of termination; less (3) any salvage value thereof. However, no such termination charges shall be payable if within sixty
(60) days after notice of termination material equivalent in kind to that being terminated is ordered by AT&T from Yurie. If requested, Yurie agrees to substantiate such costs with proof satisfactory to AT&T.

TITLE AND RISK OF LOSS - Title and risk of loss and damage to material purchased by AT&T under the purchase order shall vest in AT&T when the material has been
delivered at the point of shipment.   If a purchase order issued calls for
additional services including, but not limited to, unloading, installation, or testing, to be performed after delivery, Yurie shall retain

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title and risk of loss and damage to the material until the additional services have been performed. Notwithstanding the foregoing sentence, if Yurie is expressly authorized to invoice AT&T for material upon shipment or prior to the performance of additional services, title to such material shall vest in AT&T upon payment of the invoice, but risk of loss and damage shall pass to AT&T as provided in the foregoing sentence.

TOOLS AND EQUIPMENT - Unless otherwise specifically provided in the purchase order, Yurie shall provide all labor, tools and equipment (the "tools") for performance of the purchase order. Should Yurie actually use any tools owned or rented by AT&T or its customer, Yurie acknowledges that it accepts the tools "as is, where is," that neither AT&T nor its customer have any responsibility for the condition or state of repair of the tools and that Yurie shall have risk of loss and damage to such tools. Yurie agrees not to remove the tools from AT&T's or its customer's premises and to return the tools to AT&T or its customer upon completion of use, or at such earlier time as AT&T or its customer may request, in the same condition as when received by Yurie, reasonable wear and tear excepted.

USE OF INFORMATION - Yurie shall view as AT&T's property any idea, data, program, technical, business or other tangible information, however conveyed, and any document, print, tape, disk, tool, or other tangible information-conveying or performance-aiding article owned or controlled by AT&T, and provided to, or acquired by, Yurie under or in contemplation of the purchase order (Information). Yurie shall, at no charge to AT&T, and as AT&T directs, destroy or surrender to AT&T promptly at its request any such article or any copy of such Information. Yurie shall keep Information confidential and use it only in performing under the purchase order and obligate its employees, subcontractors and others working for it to do so, provided that the foregoing shall not apply to information previously known to Yurie free of obligation, or made public through no fault imputable to Yurie.

WAIVER - The failure of either party at any time to enforce any right or remedy available to it under the purchase order or otherwise with respect to any breach or failure by the other party shall not be construed to be a waiver of such right or remedy with respect to any other breach or failure by the other party.

WORK DONE BY OTHERS - If any of the Work is dependent on work done by others, Yurie shall inspect and promptly report to AT&T's Representative any defect that renders such other work unsuitable for Yurie's proper performance. Yurie's silence shall constitute approval of such work as fit and suitable for Yurie's performance.

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

                                   EXHIBIT E
                                   ---------

                     SOFTWARE PROGRAM LICENSE AND WARRANTY
                     -------------------------------------

1.   LICENSE

1.1 Subject to the following terms and conditions, Yurie grants to AT&T Corp. and its customers and AT&T accepts an irrevocable, perpetual, world-wide, non-exclusive license to use the object code software provided by Yurie (the Licensed Program) only with Yurie equipment with all copyright, patent and intellectual property rights remaining the sole property of Yurie.

1.2 AT&T shall receive software support and upgrades for the Licensed Program in accordance with the applicable then current Yurie software support policy in effect and upon payment of any applicable fees.

2.   PROTECTION AND SECURITY OF LICENSED PROGRAMS

2.1 AT&T acknowledges and agrees that the Licensed Program contains proprietary and confidential information of Yurie and/or its third party supplier. AT&T agrees to protect the confidential and proprietary nature of the Licensed Program in the same manner that it protects its own confidential information of like value, provided that AT&T will in all cases use reasonable care to protect the Licensed Program.

2.2 AT&T shall not use, print, copy, translate, adapt, create derivative works from, record, transmit, display, disclose, publish, encumber by way of security interest or otherwise pledge or transfer, modify, assign, distribute, rent, loan or make available to any third party the Licenses Program in whole or in part, except as expressly provided in this Agreement.

2.3 AT&T shall refrain from decompiling or applying any procedure to the Licensed Program, including reverse engineering or any similar process, in order to derive and/or appropriate for use, the source code or source listings for the Licensed Program.

3.   TERM

3.1 This Agreement shall become effective for each Licensed Program upon delivery of the Licensed Program to AT&T.

4.   WARRANTY

4.1 The Software and Documentation (collectively referred to in all paragraphs of this Section WARRANTY as Software) will be free from significant errors, will conform to and perform in accordance with the Specifications, and will function properly. The media conveying the Software will be free from defects in material and workmanship. The Software will be

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

compatible with and may be used in conjunction with other software as described in the Specifications or elsewhere in this Agreement. If this Agreement states that the Software is to be used in conjunction with certain data processing equipment, the Software shall be compatible with that equipment. The foregoing warranties extend to the future performance of the Software and shall continue for the longer of ( a ) the warranty period applicable to AT&T's sublicense to its customers of the Software or products which incorporate the Software, ( b ) twelve months after the Software is accepted by AT&T, or ( c ) such greater period as may be specified elsewhere in this Agreement.

4.2  Services will be performed in a first-class, workmanlike manner.

4.3 There are no copy protection or similar mechanisms within the Software which will, either now or in the future, interfere with the grants made in this Agreement.

4.4 AT&T and its customers shall have quiet enjoyment of the Software during the Software license term.

4.5 As to Software for which Licensor does not solely own all intellectual property rights (including copyright) and other rights in the Software, Licensor has full right, power and authority to license the Software to AT&T and its customers as provided in this Agreement.

4.6 If the Software, or any portion thereof, is or becomes unusable, totally or in any respect during the applicable warranty period, or if services fail to meet the warranties, Licensor will reperform services, correct errors, defects and nonconformities and restore the Software to conforming condition free of significant errors at no cost to AT&T or its customers. Corrected Software shall be warranted as set forth in this clause.

4.7 The Software does not contain any malicious code, program, or other internal component (e.g. computer virus, computer worm, computer time bomb, or similar component), which could damage, destroy, or alter software, firmware, or hardware or which could, in any manner, reveal, damage, destroy, or alter any data or other information accessed through or processed by the Software in any manner. Licensor shall immediately advise AT&T, in writing, upon reasonable suspicion or actual knowledge that the Software provided under this Agreement may result in the harm described above. Licensor shall indemnify and hold AT&T and its customers harmless from any damage resulting from the harm described above.

4.8  All warranties shall survive inspection, acceptance and payment.

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